Contact: Arena Pharmaceuticals, Inc. Craig M. Audet, Ph.D., Senior Vice President, Operations & Head of Global Regulatory Affairs caudet@arenapharm.com 858.453.7200, ext. 1612 www.arenapharm.com

Arena Pharmaceuticals Reports Third Quarter 2015 Financial Results and
Provides Corporate Update

-- Conference Call and Webcast Scheduled for Today at 5:00 p.m. Eastern Time --

SAN DIEGO, CA, November 10, 2015 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the third quarter ended September 30, 2015, and provided a corporate update.

“On October 27, we announced a plan to improve efficiencies and reduce costs as we chart a new course for Arena with our refocusing effort,” said Harry F. Hixson, Jr., Arena’s interim Chief Executive Officer. “As we head into 2016, we intend to continue to implement this plan to be sure we are taking full advantage of our key strengths in a strategic, optimized manner.”

Third Quarter and Recent Developments

Corporate Update

•
Announced plans to improve efficiencies and reduce costs as it focuses on the advancement of its research and development priorities. As part of this initiative, Arena reduced its US workforce by approximately 80 employees or 35%, which is expected to reduce annualized cash expenditures for personnel by approximately $11.0 million. Arena plans to implement additional cost control measures to further reduce its expenditures, including reductions at its Swiss manufacturing facility, Arena Pharmaceuticals GmbH.

Research and Development Update

•
Announced the initiation of a Phase 2 proof-of-concept clinical trial of APD334, an oral Sphingosine 1-Phosphate Subtype 1 receptor modulator for autoimmune diseases, being studied in this trial for the treatment of ulcerative colitis.

•	Announced the initiation of a Phase 1b multiple-ascending dose clinical trial of APD371, a selective and potent agonist of the cannabinoid 2 receptor.

•
Axovant Sciences Ltd. acquired all of Roivant Sciences Ltd.’s rights to nelotanserin, an inverse agonist of the serotonin 2A receptor internally discovered by Arena. Arena previously granted Roivant, Axovant’s parent company, exclusive worldwide rights to develop and commercialize nelotanserin under a Development, Marketing and Supply Agreement. Axovant announced that it intends to initiate two Phase 2 clinical trials with nelotanserin in the first quarter of 2016, with the first trial in patients with either dementia with Lewy bodies, or Parkinson’s disease dementia who suffer from visual hallucinations, and the second trial in dementia with Lewy bodies patients experiencing REM Behavior Disorder.

BELVIQ® (lorcaserin HCl) Update

•
Eisai acknowledged difficulties in the US anti-obesity market and announced plans to focus on patients and physicians in certain areas of the US where there is insurance coverage and a need for treatment options.

•
IMS Health estimates that approximately 157,000 prescriptions for BELVIQ were filled in the US in the third quarter of 2015, representing growth in total prescriptions of approximately 9.8% compared to the same quarter of last year and a decrease of 14.4% compared to the previous quarter.

•
Ildong Pharmaceutical Co., Ltd., estimates that approximately 2.1 million tablets of BELVIQ were prescribed in South Korea in the third quarter of 2015, which equates to approximately 34,400 one-month prescriptions, representing growth in total prescriptions of approximately 18.6% compared to the previous quarter.

•
Announced that the US Patent and Trademark Office granted Arena US Patent No. 9,169,213, entitled “Method of Weight Management,” covering BELVIQ for chronic weight management. The patent is based on the discovery that achieving 5% weight loss with BELVIQ by Week 12 is a strong predictor of responses in weight loss at Week 52 of treatment.

Third Quarter 2015 Financial Results

•	Revenues totaled $9.1 million, including $4.9 million in net product sales of BELVIQ.

•	Research and development expenses totaled $22.1 million.

•	General and administrative expenses totaled $9.0 million.

•	Net loss was $26.4 million, or $0.11 per share.

•	At September 30, 2015, cash and cash equivalents totaled $181.3 million and approximately 242.4 million shares of common stock were outstanding.

Scheduled Conference Call and Webcast

Arena will host a conference call and webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to provide a corporate update and report third quarter 2015 financial results. The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Third Quarter 2015 Financial Results and Corporate Update Conference Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About BELVIQ® (lorcaserin HCl) CIV

BELVIQ is approved by the US Food and Drug Administration to be used along with a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial body mass index of:

•	30 kg/m2 or greater (obese), or

•	27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, dyslipidemia, type 2 diabetes).

Limitations of Use:

•
The safety and efficacy of coadministration of BELVIQ with other products intended for weight loss including prescription drugs (e.g., phentermine), over-the-counter drugs, and herbal preparations have not been established.

•	The effect of BELVIQ on cardiovascular morbidity and mortality has not been established.

In clinical trials, the most common adverse reactions for patients without diabetes treated with BELVIQ were headache, dizziness, fatigue, nausea, dry mouth, and constipation, and, in patients with diabetes, the most common adverse reactions were hypoglycemia, headache, back pain, cough, and fatigue.

For additional information about BELVIQ, including important safety information, click here for the full Prescribing Information or visit www.BELVIQ.com.

About Arena Pharmaceuticals

Arena embraces the challenge of improving health by seeking to bring innovative medicines targeting G protein-coupled receptors to patients. Arena’s focus is discovering, developing and commercializing drugs to address unmet medical needs, and BELVIQ® (lorcaserin HCl) is Arena’s first internally discovered drug approved for marketing. Arena has US operations located in San Diego, California, and operations outside of the United States, including its commercial manufacturing facility, located in Zofingen, Switzerland. For more information, visit Arena’s website at www.arenapharm.com.

Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ® is a registered trademark of Arena Pharmaceuticals GmbH.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about Arena’s workforce reduction, plans and refocusing effort, including with respect to implementing the plan, improving efficiencies, reducing costs, implementing cost control measures, taking advantage of strengths, advancing research and development, expected outcome and other related activities and expectations; the progress, study, therapeutic indication, mechanism of action and potential of compounds and other aspects of research and development; rights, activities and expectations with respect to collaborations; the therapeutic indication, use, safety, efficacy, mechanism of action and potential of BELVIQ or lorcaserin; patent coverage; embracing the challenge of improving health; seeking to bring innovative medicines to patients; and Arena’s focus, plans, goals, strategy, expectations, research and development programs, and ability to discover and develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: risks related to commercializing drugs, including regulatory, manufacturing, supply and marketing issues and the availability and use of BELVIQ or lorcaserin; cash and revenues generated from BELVIQ, including the impact of competition; the risk that Arena’s revenues are based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; the timing and outcome of regulatory review is uncertain, and lorcaserin may not be approved for marketing in combination with another drug, for another indication or using a different formulation or in any other territory for any indication; regulatory decisions in one territory may impact other regulatory decisions and Arena’s business prospects; government and commercial reimbursement and pricing decisions; risks related to relying on collaborative arrangements; the timing and receipt of payments and fees, if any, from collaborators; the entry into or modification or termination of collaborative arrangements; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of Arena’s research and development may not meet regulatory requirements or otherwise be sufficient for (or Arena or a collaborator may not pursue) further research and development, regulatory review or approval or continued marketing; Arena’s and third parties’ intellectual property rights; the timing, success and cost of Arena’s research and development and related strategy and decisions; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues
Net product sales	$4,884	$5,726	$15,787	$12,137
Other Eisai collaborative revenue	2,065	2,133	7,414	14,034
Toll manufacturing	1,463	158	3,199	1,184
Other collaborative revenue	726	147	4,175	424
Total revenues	9,138	8,164	30,575	27,779

Operating Costs & Expenses
Cost of product sales	1,635	1,755	6,129	4,049
Cost of toll manufacturing	1,584	81	3,798	1,124
Research & development	22,072	24,508	68,241	72,521
General & administrative	9,028	8,029	26,311	25,198
Total operating costs & expenses	34,319	34,373	104,479	102,892

Interest & Other Income (Expense)
Interest income	37	16	105	69
Interest expense	(1,683)	(1,723)	(5,133)	(5,205)
Gain from valuation of derivative liabilities	852	2,593	474	3,489
Gain on sale of available-for-sale securities	0	16,276	0	49,553
Other	(443)	(1,625)	938	(1,240)
Total interest & other income (expense), net	(1,237)	15,537	(3,616)	46,666
Net loss	$(26,418)	$(10,672)	$(77,520)	$(28,447)

Net loss per share:
Basic	$(0.11)	$(0.05)	$(0.32)	$(0.13)
Diluted	$(0.11)	$(0.05)	$(0.32)	$(0.13)

Shares used in calculating net loss per share:
Basic	242,257	219,866	240,033	219,592
Diluted	242,257	219,866	240,033	219,592

Arena Pharmaceuticals, Inc. Condensed Consolidated Balance Sheet Data (In thousands)

	September 30, 2015	December 31, 2014[1]
	(unaudited)
Assets
Cash & cash equivalents	$181,280	$163,209
Accounts receivable	3,514	3,712
Inventory	10,243	10,831
Prepaid expenses & other current assets	5,179	4,144
Land, property & equipment, net	74,752	82,919
Intangibles & other non-current assets	11,159	11,570
Total assets	$286,127	$276,385

Liabilities & Stockholders’ Equity
Accounts payable & accrued liabilities	$21,511	$49,158
Total deferred revenues	113,060	108,302
Derivative liabilities	0	474
Total lease financing obligations & other long-term liabilities	69,355	71,106
Total stockholders’ equity	82,201	47,345
Total liabilities & stockholders’ equity	$286,127	$276,385

1 The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.